(logo) Rialto

          CAPITAL

2017 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of April 1, 2017 by and among Citigroup Commercial Mortgage Securities Inc. as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer , Park Bridge Lender Services LLC as Operating Advisor and Asset Representations Reviewer, Citibank, N.A. as Certificate Administrator and Deutsche Bank Trust Company Americas as Trustee, relating to the Citigroup Commercial Mortgage Trust 20l7-P7, Commercial Mortgage Pass-through Certificates, Series 20 l 7-P7 (CGCMT 2017-P7)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.     All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.     A review of the servicing activities and performance by the Special Servicer for the period of April 18, 2017 through December 31, 2017 (the " Reporting Period"), under the Pooling and Servicing Agreement has been conducted under my supervision.

3.     To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects throughout the Reporting Period and if there has been failure to fulfill any such obligations in any material respect , each failure and has been specifically identified herein.

Certified by: /s/ Adam Singer                                                                 Date: March 1, 2018

Adam Singer, Managing Director